EXHIBIT 99.1

STRATA Skin Sciences Announces: Expanding Medical Coverage for Excimer Laser Treatment of Dermatological Conditions, Enlarging Company’s Addressable Market
Cigna Now Provides Insurance Coverage of Excimer Laser Therapy for the treatment of Vitiligo

Horsham, PA, October 19 2020 — (NASDAQ: SSKN) STRATA Skin Sciences, Inc. (“STRATA”), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced that Cigna, a global health services company offering health, pharmacy, dental and Medicare plans to both individuals and businesses covering over 20 million people in the United States, issued a new medical coverage policy for excimer laser therapy for dermatologic conditions.

Medical Coverage Policy Highlights:

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An initial regimen for up to 12 weeks of office-based targeted excimer laser therapy is considered medically necessary for the treatment of localized vitiligo after failure, intolerance or contraindications of trials with a topical corticosteroid and calcineurin inhibitor.

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Continued office-based targeted excimer laser therapy beyond the initial 12 weeks and for up to 52 weeks is considered medically necessary for the treatment of localized or generalized vitiligo when there is a beneficial clinical response to treatment.

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Continued office-based targeted excimer laser therapy beyond the initial 52 weeks and for up to and including 200 total treatments is considered medically necessary for the treatment of localized or generalized vitiligo when there is continued beneficial clinical response.

•	Previously, Cigna did not cover excimer laser therapy for the treatment of localized or generalized vitiligo because such treatment was considered cosmetic and not medically necessary.

Average reimbursement to the physician is approximately $189 per treatment or approximately $38,000 per patient over 52 weeks of treatment. Prior to this decision by Cigna, 76% of the patients handled by the STRATA reimbursement team had vitiligo as a covered insurance benefit.

Vitiligo patient population is 1-2% of the U.S. population, with darker skinned patients affected more severely from this potentially traumatic condition.

Dr. Jeffery A. Rapaport, Board Certified Dermatologist and the Medical Director and Founder of the Cosmetic Skin and Surgery Center in Englewood, New Jersey stated, “I want to congratulate Cigna on recognizing the needs of the Black and Brown community and treating this devastating condition. We have used XTRAC to successfully treat skin conditions for over 10 years.” Dr. Rapaport further commented, “XTRAC is one of the best solutions for vitiligo patients and does not suppress the immune system.”

“We are very pleased that the XTRAC treatment of vitiligo has been accepted as medically necessary by Cigna and look forward to reaching out to the medical community and vitiligo sufferers nationwide to inform them of this good news. Expanding insurance coverage for the relevant patient population enhances the XTRAC value for the partner physicians and increases our addressable market.” said Dr. Dolev Rafaeli, President and Chief Executive Officer of STRATA. “In addition, Cigna, in their medical coverage policy, notes XTRAC as the only excimer laser available in the United States. Strata is proud to be the sole licensee of a set of vitiligo use related patents issued by the Mount Sinai Hospital.”

The link to the new medical coverage policy can be found here.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC excimer laser and VTRAC lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma diseases which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatment to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 789 clinics, with a worldwide installed base of over 2,000 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to generate the growth in its core business, develop and grow an international recurring business model, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the corona virus and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:

Matthew Hill, Chief Financial Officer
STRATA Skin Sciences, Inc.
215-619-3200
ir@strataskin.com